Exhibit 3.1

Delaware
The First State

I, CHARUNI PATIBANDA-SANCHEZ, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “BEYOND, INC.”, CHANGING ITS NAME FROM “BEYOND, INC.” TO “BED BATH & BEYOND, INC.“, FILED IN THIS OFFICE ON THE EIGHTEENTH DAY OF AUGUST, A.D. 2025, AT 1:12 O`CLOCK P.M.

3496781 8100 SR# 20253724504
Charuni Patibanda-Sanchez, Secretary of State

Authentication: 204520208 Date: 08-19-25
You may verify this certificate online at corp.delaware.gov/authver.shtml

AMENDMENT
OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
BEYOND, INC.

Pursuant to Section 242

of the General Corporation Law of the State of Delaware

Beyond, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1.          The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by deleting ARTICLE I thereof and inserting the following in lieu thereof:

“ARTICLE I

The name of this corporation is Bed Bath & Beyond, Inc. (hereinafter, the “Corporation”).”

2.          The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware

(and, pursuant to Section 242(b)(l), no vote of the stockholders of the Corporation was required to adopt such amendment).

 3.         This Certificate of Amendment shall become effective at 7:00 a.m. (Eastern Time) on August 18, 2025.

[Signature Page Follows]

State of Delaware Secretary of State Division of Corporations Delivered 01:12 PM 08/18/2025 FILED 01:12 PM 08/18/2025 SR 20253702295 - File Number 3496781

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer on this 18 day of August, 2025.

BEYOND, INC.

By:	/s/ Adrianne Lee
Name: Adrianne Lee
Title: President & Chief Financial Officer